Exhibit 21.1

List of Subsidiaries

Latitude 360 Jacksonville, LLC

Latitude 360 Indianapolis, LLC

Latitude 360 Pittsburgh, LLC

Latitude 42 Group LLC

Latitude 360 Albany, LLC

Latitude 360 Kingston, LLC

Latitude 360 Atlantic City, LLC

Latitude 360 Brooklyn, LLC

Latitude 360 Minneapolis, LLC

Latitude 360 Boston, LLC